News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports Second Quarter 2018 Results
Announces Group Leadership Changes

•	Second quarter sales down 7% versus last year and 4% in local currency+. Includes 2-point negative impact from 2017 closure of Beauticontrol and combination of Japanese businesses.

•	GAAP diluted E.P.S. $1.26 versus $0.35 prior year loss. 2017 result included $1.24 impairment charge for purchase accounting goodwill and $0.46 for restructuring actions.

•
Adjusted*, diluted E.P.S. $1.17 versus $1.21 in prior year, up 2% in local currency, within the April guidance range, notwithstanding 6-cent hit from changes in foreign currency exchange rates. Result includes a 10-cent benefit from lower than forecast tax rate.

•	The Company has appointed a new Chief Marketing & Strategy Officer, Group Presidents in Asia Pacific and in Europe, Africa & Middle East, as well as a new President in the United States & Canada.

Orlando, Fla., July 25, 2018 - (NYSE: TUP) Tupperware Brands Corporation today announced second quarter 2018 operating results.
Tricia Stitzel, President and Chief Executive Officer, commented, “As Tupperware Brands turns a new page in its iconic history, we do so with a Global Growth Strategy and Purpose that is clear and focused. To execute our strategy and fulfill our purpose of enriching lives on a global scale, we are pleased to announce the new leadership team selected to take the organization into the next wave of growth. The new team balances continuity in certain key positions while elevating next generation leaders to deliver on our revitalization plan.”
Stitzel continued, “Although adjusted earnings per share was above guidance and the local currency sales comparison improved sequentially, we do acknowledge that we must perform better across the global portfolio. I am confident that with this dynamic team of experienced leaders and the 3 million entrepreneurs in our sales force, we will be able to innovate and execute to solidify our position as a thriving global brand.“

Second Quarter Executive Summary - (Comparisons with Second Quarter 2017)

•
Net sales were $535.4 million, down 7% (4% local currency), including a 2-point impact from the 2017 closure of Beauticontrol and the combination of the NaturCare and Tupperware businesses in Japan. Emerging markets**, accounting for 71% of sales, were down 5% (even in local currency). The operating units with the most significant local currency sales growth in the second quarter were China, Fuller Mexico, Tupperware Mexico and Tupperware South Africa. The significant decreases were in Brazil, India and Indonesia. Established market sales decreased 10% (13% local currency), including a 6-point negative impact from the Beauticontrol closure and combination of units in Japan. The local currency sales decreases were most significant in France and Tupperware Australia and New Zealand.

•
GAAP net income and diluted earnings per share were $63.8 million and $1.26, versus net loss and diluted loss per share of $17.7 million and $0.35 in 2017. The 2017 result included a $62.9 million pre-tax, non-cash purchase accounting goodwill impairment charge in Fuller Mexico and $32.6 million in pretax charges for the Company's Revitalization Program, while gains on the sale of assets in 2018 were $9.3 million higher than the second quarter of 2017. Adjusted, diluted earnings per share were $1.17 compared with $1.21 in the prior year. This was within the April guidance range, due to a 10-cent benefit from a lower income tax rate, and included a negative 6-cent impact versus guidance from weaker foreign currency exchange rates.

•
Total sales force of 3.0 million was slightly up compared with the prior year, adjusting for a 2-point negative impact from the wind-down of Beauticontrol and combination of businesses in Japan, as well as negative impact from higher standards being applied in calculating the sizes of the sales forces in the two South African businesses. Average active sellers in the second quarter were down 7%, including a negative 3-point impact related to Beauticontrol and NaturCare, and fewer active sellers in Indonesia.

Second Quarter Business Highlights - (Comparisons with Second Quarter 2017)
Europe: Segment sales were down 2% (4% local currency).

•	Emerging markets in Europe increased 8% (10% local currency), mainly in Tupperware South Africa, up 27% (26% local currency) and CIS, up 13% (22% local currency).

•
Established markets were down 9% (14% local currency), in part, due to the smaller, less active sales forces in continental Europe following the closure of the French manufacturing facility in the first quarter of 2018, most significantly in Germany, up 2% ( down 4% local currency), including the benefit of a meaningful business-to-business sale, and France, down 29% (32% local currency). Sequentially, the sales force deficits in France and Germany were reduced in the second quarter.

Asia Pacific: Segment sales were down 2% (4% local currency).

•
Emerging markets in Asia Pacific were even with prior year (down 2% local currency), primarily in Indonesia, down 23% (19% local currency) from fewer active sellers in response to product programs. In addition, India was down 29% (26% local currency), reflecting challenges with adding sales force members and sales force manager activity, as well as a negative 6% impact from the goods and services tax effective in July 2017. These decreases were partially offset by increased sales in China, up 20% (13% local currency), reflecting expansion in the number of studios to 6,600 studios (14% advantage over 2017).

North America: Segment sales were down 4% (1% local currency), including a negative 7-point local currency impact from Beauticontrol wind-down.

•	Tupperware United States and Canada sales were up 2% (1% local currency).

•	Tupperware Mexico sales were up 6% (12% local currency) and Fuller Mexico sales were up 1% (6% local currency).
South America: Segment sales were down 23% (7% local currency).

•
Brazil was down 21% (11% local currency), reflecting political and macro-economic instability that included a 10-day road blockade by truck drivers that shut down the business and the local economy, incremental to the already tough consumer spending and credit environment. These factors negatively impacted the number of sales force additions, new sales force leaders promoted and the rhythm of sales force activity.

Group Leadership Changes
Effective July 1, 2018, the Company named Stein Ove Fenne as Group President, Tupperware Europe, Africa & Middle East, succeeding Simon Hemus, Vice Chairman, who will retire from the Company December 31, 2018, as previously announced. Fenne had most recently served as Senior Vice President & President, Tupperware U.S. & Canada since 2012. Taking over the U.S. & Canada business from Fenne is Jim Bellonzi, after serving most recently as Senior Vice President, Business Transformation.  Stitzel said, “I am excited for Stein Ove to lead our Europe, Africa and Middle East business, after his proven track record in the U.S. & Canada, where he achieved business transformation that re-defined the sales force earning opportunity, brought growth to sales force leadership and accomplished greater market penetration. I also thank Simon for his leadership and am grateful he will remain with the Company through the end of the year to ensure a seamless transition to Stein Ove.” Concerning Bellonzi’s appointment, Stitzel added, “Jim is the right person to take over the U.S. & Canada business. Not only has he served in several corporate strategy roles, specializing in key elements of our global growth strategy including our studio creation and expansion, he has also spent time in sales operations in the U.S. and as a managing director in Canada.  His tenure and experience provide the right skill set to continue the growth of this important business."
Effective August 1, 2018, the Company named Asha Gupta as Executive Vice President & Chief Strategy and Marketing Officer, and Justin Hewett as Group President, Asia Pacific. Gupta has served as Group President, Asia Pacific since January 2014, and Hewett has served as Area Vice President with portfolio responsibility in the Company's Europe, Africa and Middle group since July 2014. Stitzel stated, “With Asha and Justin assuming their new, critical, roles, our management team is positioned to execute and deliver on our global growth strategy. Asha’s 20 years of experience in sales, marketing and leadership with the Company, and her keen insight from both a country and group portfolio perspective, position her well to oversee our business transformation and global growth strategies, which continue to be systematized and scaled globally. With Asha's move, we are pleased to have an executive with Justin’s experience and credentials to lead Asia Pacific. Justin has a strong track record, including market leadership in South Africa and expertise in emerging market dynamics. His recent focus has been in transforming several important markets, through redefining business models, streamlining operations and implementing the Company's global growth strategies.”
Revitalization Program
Under the Company’s revitalization plan announced in July 2017, it expects to incur a total of $90 to $100 million in pretax costs, of which $76 million has been recorded to date. This includes $11 million in the first half of 2018, of which $2 million was in the second quarter. The Company expects to incur an additional $6 million in the remainder of 2018. Cash outflows associated with the overall program are expected to total $80 to $90 million, of which $36 million has been paid to date, including $23 million in the first half of 2018. Of this, $14 million was in the second quarter. An additional $18 million is expected to be paid in the second half of 2018. Both the expected pretax costs and cash outflows associated with the program have been reduced by $10 million from the last update in April.
Both the cost and cash flow are before related asset sales that could bring proceeds of up to $35 to $45 million over time, including $28 million received in connection with assets sold in the first half of 2018. The program is expected to generate about $35 million of annualized benefits once fully implemented. The Company expects to realize about two-thirds of the annualized benefit in 2018. After reinvestment, a mid-teen dollar benefit is expected in 2018, mainly in the second half of the year. In addition, there was a $2.6 million benefit in the first half of 2018 in connection with not having operating losses from Beauticontrol versus 2017.

2018 Outlook
Based on current business trends and foreign currency rates, the Company's third quarter and fiscal 2018 full year outlook is provided below.
Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Sep. 29, 2018		Ended	Dec. 29, 2018		Ended
	Low	High	Sep. 30, 2017	Low	High	Dec 30, 2017

USD Sales Growth vs Prior Year	(12)%	(10)%	3%	(7)%	(6)%	2%
GAAP EPS	$0.74	$0.79	$0.61	$4.01	$4.11	($5.22)
GAAP Pre-Tax ROS	11.2%	11.7%		14.1%	14.3%	8.2%

Local Currency+ Sales Growth vs Prior Year	(5)%	(3)%	2%	(4)%	(3)%	1%
EPS Excluding Items*	$0.80	$0.85	$1.03	$4.25	$4.35	$4.84
Pre-Tax ROS Excluding Items*	12.2%	12.7%	13.1%	14.6%	14.8%	14.6%

FX Impact on EPS Comparison (a)	($0.12)	($0.12)		($0.25)	($0.25)

(a)Impact of changes in foreign currency versus prior year is updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Forecast Notes

•
There is a negative 3-point and 2-point impact in the 2018 third quarter and full year sales comparisons, respectively, from the closure of Beauticontrol in 2017 and the combination of NaturCare and Tupperware in Japan, effective at the beginning of 2018.

•	Tax rates estimated at 31.6% on a U.S. GAAP basis and 29.9% excluding items.

•	Excludes Orlando, Florida land sales and additional re-engineering program related asset sales that may occur.

•	Excludes the impact on earnings per share of future share repurchases.
Segment Level

•
For the full year, sales are expected to be down about 4% in dollars (6 to 7% local currency) in Europe; down 4 to 5% in Asia Pacific; down 2 to 3% in dollars (1 to 2% local currency) in North America, including a 6 pp negative impact from the wind-down of Beauticontrol; and down by a mid-teen percentage in dollars (up low-single digit local currency) in South America.

•
Segment profit return on sales, excluding items, is expected to be about even with prior year in Europe and Asia Pacific, to increase almost 2-points in North America and to be down about 2-points in South America.

Share Repurchases
During the second quarter of 2018, the Company repurchased 1.12 million shares for $50 million. The Company continues to target, over time, a debt-to-EBITDA ratio, as defined under its revolving credit agreement, of 1.75X, and continues to prioritize its quarterly dividend.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies established market units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as emerging market units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Second Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, July 25, 2018, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on ir.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.0 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.
The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expects”, "intends", "target" or "will" are forward-looking statements.  These statements involve risks and uncertainties that include impairment and other charges related to purchase accounting goodwill and restructuring actions, enactment related and ongoing impacts related to the Tax Act, recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty, personal care nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular, leadership development and succession changes, and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.
The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures
The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.
The non-GAAP financial measures include sales adjustments to remove the impact the 2017 closure of Beauticontrol. On comparisons related to profit, the non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence and operating losses in conjunction with decisions to exit, wind-down or significantly restructure businesses, along with asset sales related to exited or restructured businesses, certain asset retirement obligations, re-engineering including the exit of businesses and fixed asset impairment charges, pension settlements and significant discrete impacts of new tax laws upon adoption.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other re-engineering activities, including the exit of businesses and upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes the impact of changes in tax laws on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to volatility in changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.
The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.
As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
SECOND QUARTER 2018 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q2 '17%	Restated+ Inc/(Dec) vs. Q2 '17%	f		Active Sales Force	Inc/(Dec) vs. Q2 '17%	f		Total Sales Force	Inc/(Dec) vs. Q2 '17%	f
Europe	(2)	(4)		a	101,782	5		d	747,461	(9)
Asia Pacific	(2)	(4)		b	172,595	(12)			981,912	(8)
North America	(4)	(1)	6	c	217,178	(7)	(1)		776,219	(5)	2
South America	(23)	(7)			131,493	(5)			528,092	—
Total All Units	(7)	(4)	(2)		623,048	(7)	(4)		3,033,684	(6)	(4)

Emerging Market Units
Europe	8	10			78,273	12		d	570,394	(9)
Asia Pacific	—	(2)		b	149,572	(12)		e	896,549	(6)
North America	4	9		c	202,439	(1)			663,958	1
South America	(23)	(7)			131,493	(5)			528,092	—
Total Emerging Market Units	(5)	—			561,777	(4)			2,658,993	(4)

Estab. Market Units
Europe	(9)	(14)			23,509	(14)		d	177,067	(6)
Asia Pacific	(11)	(11)			23,023	(15)			85,363	(20)
North America	(12)	(13)	1		14,739	(51)	6		112,261	(29)	3
South America	—	—			—	—			—	—
Total Established Market Units	(10)	(13)	(8)		61,271	(27)	(10)		374,691	(18)	(8)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.
Notes
a The better active sellers than local currency sales comparison for Europe was due to a mix shift away from the established markets that have lower average activity rates and higher average order sizes.
b The lower active sellers than local currency sales decrease in Asia Pacific emerging markets, was primarily from a mix shift towards Tupperware China that does not have a traditional sales force.
c The better local currency sales than active sellers comparison for North America in the emerging markets, reflected a shift in orders to products at higher price points, along with some benefit from the timing of order fulfillment.
d The better active than total sellers comparison in Europe emerging markets was mainly from Tupperware South Africa and Avroy Shlain where more stringent standards to join the sales force, effective first quarter 2018, led to meaningfully less total sellers without a corresponding reduction in active sellers. The established markets had more of a decrease in active than total sellers, mainly in Germany, due to a lack of traction on sales force addition and onboarding programs.
e The lower active than total sellers comparison in Asia Pacific emerging markets was mainly from Malaysia/Singapore, in part due to timing of holidays, and disruption in consumer spending in connection with the abolishment of a General Service Tax during the quarter.
f Comparison excluding amounts of Beauticontrol last year.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	Jun 30, 2018	Jul 1, 2017	Jun 30, 2018	Jul 1, 2017
Net sales	$535.4	$572.9	$1,078.0	$1,127.7
Cost of products sold	173.5	182.6	352.5	360.3
Gross margin	361.9	390.3	725.5	767.4

Delivery, sales and administrative expense	272.8	299.0	562.0	596.9
Re-engineering and impairment charges	2.1	32.6	9.7	34.9
Impairment of goodwill	—	62.9	—	62.9
Gains on disposal of assets	12.4	3.1	14.6	3.2
Operating income (loss)	99.4	(1.1)	168.4	75.9

Interest income	0.7	0.7	1.4	1.2
Interest expense	11.9	11.6	23.0	23.2
Other (income) expense, net	(0.4)	0.7	(0.2)	2.4
Income before income taxes	88.6	(12.7)	147.0	51.5
Provision for income taxes	24.8	5.0	47.5	21.8
Net income (loss)	$63.8	$(17.7)	$99.5	$29.7

Net income (loss) per common share:
Basic income (loss) per share	$1.26	$(0.35)	$1.96	$0.59
Diluted income (loss) per share	$1.26	$(0.35)	$1.95	$0.58

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign	26 Weeks Ended	26 Weeks Ended	Reported	Restated*	Foreign
	Jun 30, 2018	Jul 1, 2017%		%	Exchange	Jun 30, 2018	Jul 1, 2017%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$132.7	$135.4	(2)	(4)	$3.5	$276.6	$284.9	(3)	(10)	$22.1
Asia Pacific	180.0	183.5	(2)	(4)	3.2	352.2	360.8	(2)	(5)	10.8
North America	136.8	141.8	(4)	(1)	(3.2)	271.8	273.1	—	(1)	1.8
South America	85.9	112.2	(23)	(7)	(19.5)	177.4	208.9	(15)	(2)	(28.7)
	$535.4	$572.9	(7)	(4)	$(16.0)	$1,078.0	$1,127.7	(4)	(5)	$6.0

Segment profit:
Europe	$15.1	$11.9	28	25	$0.2	$27.5	$31.8	(13)	(21)	$3.0
Asia Pacific	45.4	46.2	(2)	(5)	1.8	83.3	86.2	(3)	(7)	3.9
North America	22.7	20.7	9	13	(0.7)	41.7	36.5	14	14	0.1
South America	17.8	27.9	(36)	(23)	(4.9)	35.1	46.1	(24)	(12)	(6.2)
	101.0	106.7	(5)	(2)	(3.6)	187.6	200.6	(6)	(7)	0.8

Unallocated expenses	(11.5)	(16.1)	(29)	(30)	(0.3)	(23.9)	(32.5)	(27)	(26)	0.2
Gains on disposal of assets	12.4	3.1	+	+	—	14.6	3.2	+	+	—
Re-engineering and impairment charges	(2.1)	(32.6)	(94)	(94)	—	(9.7)	(34.9)	(72)	(72)	—
Impairment of goodwill	—	(62.9)	—	—	—	—	(62.9)	+	+	—
Interest expense, net	(11.2)	(10.9)	3	3	—	(21.6)	(22.0)	(2)	(2)	—
Income (loss) before taxes	88.6	(12.7)	—	—	(3.9)	147.0	51.5	+	+	1.0
Provision for income taxes	24.8	5.0	+	+	(0.9)	47.5	21.8	+	+	0.3
Net income (loss)	$63.8	$(17.7)	—	—	$(3.0)	$99.5	$29.7	+	+	$0.7

Net income (loss) per share (diluted)	$1.26	$(0.35)	—	—	$(0.06)	$1.95	$0.58	+	+	$0.01

Weighted average number of diluted shares	50.7	50.8				51.0	51.2

* 2018 actual compared with 2017 translated at 2018 exchange rates
+ Change greater than 100%

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Jun 30, 2018				13 Weeks Ended Jul 1, 2017
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$15.1	$—		$15.1	$11.9	$0.2	$0.5	f	$12.6
Asia Pacific	45.4	0.4	a,f	45.8	46.2	1.8	0.4	a	48.4
North America	22.7	1.6	a,b	24.3	20.7	(0.7)	1.4	a	21.4
South America	17.8	0.2	a,c	18.0	27.9	(4.9)	1.6	a,c	24.6
	101.0	2.2		103.2	106.7	(3.6)	3.9		107.0

Unallocated expenses	(11.5)	—		(11.5)	(16.1)	(0.3)	—		(16.4)
Gains on disposal of assets	12.4	(12.4)	d	—	3.1	—	(3.1)	d	—
Re-engineering and impairment charges	(2.1)	2.1	e	—	(32.6)	—	32.6	e	—
Impairment of goodwill	—	—		—	(62.9)	—	62.9	h	—
Interest expense, net	(11.2)	—		(11.2)	(10.9)	—	—		(10.9)
Income (loss) before taxes	88.6	(8.1)		80.5	(12.7)	(3.9)	96.3		79.7
Provision for income taxes	24.8	(3.8)	j	21.0	5.0	(0.9)	16.1	j	20.2
Net income (loss)	$63.8	$(4.3)		$59.5	$(17.7)	$(3.0)	$80.2		$59.5

Net income (loss) per share (diluted)	$1.26	$(0.09)		$1.17	$(0.35)	$(0.06)	$1.56		$1.15

	26 Weeks Ended June 30, 2018				26 Weeks Ended July 1, 2017
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$27.5	$0.4	f	$27.9	$31.8	$3.0	$1.2	b,f	$36.0
Asia Pacific	83.3	1.0	a,b,f	84.3	86.2	3.9	0.8	a	90.9
North America	41.7	4.4	a,b,g	46.1	36.5	0.1	2.8	a,b	39.4
South America	35.1	0.6	a,c	35.7	46.1	(6.2)	2.1	a,c	42.0
	187.6	6.4		194.0	200.6	0.8	6.9		208.3

Unallocated expenses	(23.9)			(23.9)	(32.5)	0.2	—		(32.3)
Gains on disposal of assets	14.6	(14.6)	d	—	3.2	—	(3.2)	d	—
Re-engineering and impairment charges	(9.7)	9.7	e	—	(34.9)	—	34.9	e	—
Impairment of goodwill	—	—		—	(62.9)	—	62.9	h	—
Interest expense, net	(21.6)	—		(21.6)	(22.0)	—	—		(22.0)
Income before taxes	147.0	1.5		148.5	51.5	1.0	101.5		154.0
Provision for income taxes	47.5	(5.1)	j	42.4	21.8	0.3	17.1	j	39.2
Net income	$99.5	$6.6		$106.1	$29.7	$0.7	$84.4		$114.8

Net income per share (diluted)	$1.95	$0.13		$2.08	$0.58	$0.01	$1.65		$2.24
* 2018 actual compared with 2017 translated at 2018 exchange rates.

a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $0.1 million and $1.4 million in the second quarters of 2018 and 2017, and $0.3 million and $1.6 million in the first half of 2018 and 2017 respectively. These amounts were related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d Gains on disposal of assets in 2018 mainly related to disposal of Tupperware Japan and Beauticontrol assets and both years to transactions related to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, as well the costs associated with the closure of Beauticontrol and French supply chain facilities.
f Write-off of inventory associated with the closure of units.
g Beauticontrol wind down loss and inventory write-off
h Impairment of goodwill for House of Fuller Mexico.
j Provision for income taxes represents the net tax impact of adjusted amounts.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	26 Weeks Ended	26 Weeks Ended
	June 30, 2018	July 1, 2017
Operating Activities:
Net cash (used in) provided by operating activities	$(38.8)	$14.2

Investing Activities:
Capital expenditures	(37.6)	(32.0)
Proceeds from disposal of property, plant & equipment	33.1	5.3
Net cash used in investing activities	(4.5)	(26.7)

Financing Activities:
Dividend payments to shareholders	(70.2)	(69.3)
Repurchase of common stock	(51.1)	(0.6)
Repayment of long-term debt and capital lease obligations	(1.3)	(1.2)
Net change in short-term debt	127.6	60.1
Proceeds from exercise of stock options	0.3	9.9
Net cash provided by (used in) financing activities	5.3	(1.1)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7.1)	5.5
Net change in cash, cash equivalents and restricted cash	(45.1)	(8.1)
Cash, cash equivalents and restricted cash at beginning of year	147.2	96.0
Cash, cash equivalents and restricted cash at end of period	$102.1	$87.9

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Jun 30, 2018	Dec 30, 2017
Assets:
Cash and cash equivalents	$98.0	$144.1
Other current assets	533.1	486.4
Total current assets	631.1	630.5

Property, plant and equipment, net	271.5	278.2
Other assets	435.5	479.3
Total assets	$1,338.1	$1,388.0

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$257.8	$133.0
Accounts payable and other current liabilities	437.5	525.8
Total current liabilities	695.3	658.8

Long-term debt	604.0	605.1
Other liabilities	214.3	243.5
Total shareholders' equity	(175.5)	(119.4)
Total liabilities and shareholders' equity	$1,338.1	$1,388.0

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 25, 2018
(UNAUDITED)

	Third Quarter	Third Quarter
(In millions, except per share data)	2017 Actual	2018 Outlook(4)
		Range
		Low	High
Income before income taxes	$56.4	$53.5	$57.1

Income tax	$25.0	$16.4	$17.6
Effective Rate	44%	31%	31%

Net Income (GAAP)	$31.4	$37.1	$39.5

% change from prior year		+	+

Adjustments(1):
Gains on disposal of assets	4.1	—	—
Re-engineering and pension settlements	13.8	3.0	3.0
Net impact of Venezuelan bolivar devaluations	2.4	—	—
Acquired intangible asset amortization	2.0	1.8	1.8
Income tax(2)	(1.0)	(1.6)	(1.6)
Net Income (adjusted)	$52.7	$40.3	$42.7

Exchange rate impact(3)	(6.4)	—	—
Net Income (adjusted and 2017 restated for currency changes)	$46.3	$40.3	$42.7

% change from prior year		(13)%	(8)%

Net income (GAAP) per common share (diluted)	$0.61	$0.74	$0.79

% change from prior year		+	+

Net Income (adjusted) per common share (diluted)	$1.03	$0.80	$0.85

Net Income (adjusted & restated) per common share (diluted)	$0.91	$0.80	$0.85

% change from prior year		(12)%	(7)%

Average number of diluted shares (millions)	51.3	50.2	50.2

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis.
(3) Difference between 2017 actual and 2017 translated at 2018 currency exchange rates.
(4)Excludes the impact on earnings per share of the share repurchase after June 30, 2018.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
July 25, 2018
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2017 Actual	2018 Outlook(4)
		Range
		Low	High
Income before income taxes	$185.1	$296.6	$304.1

Income tax	$450.5	$93.7	$96.0
Effective Rate	243%	32%	32%

Net Income (loss) (GAAP)	$(265.4)	$202.9	$208.1

% change from prior year		+	+

Adjustments(1):
Gains on disposal of assets	$(9.1)	$(14.6)	$(14.6)
Purchase accounting intangibles impairment	62.9	—	—
Re-engineering and pension settlements	74.4	16.8	16.8
Net impact of Venezuelan bolivar devaluations	7.4	0.3	0.3
Acquired intangible asset amortization	7.9	7.5	7.5
Income tax(2)	370.2	2.1	2.1
Net Income (adjusted)	$248.3	$215.0	$220.2

Exchange rate impact(3)	(12.7)	—	—
Net Income (adjusted and 2017 restated for currency changes)	$235.6	$215.0	$220.2

% change from prior year		(9)%	(7)%

Net income, (loss) (GAAP) per common share (diluted)	$(5.22)	$4.01	$4.11

Net Income (adjusted) per common share (diluted)	$4.84	$4.25	$4.35

Net Income (adjusted & restated) per common share (diluted)	$4.59	$4.25	$4.35

% change from prior year		(7)%	(5)%

Average number of diluted shares (millions)	51.3	50.6	50.6

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis, as well as $375 million impact from adoption of 2017 tax law in the United States.
(3) Difference between 2017 actual and 2017 translated at 2018 currency exchange rates.
(4)Excludes the impact on earnings per share of the share repurchase after June 30, 2018.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
June 30, 2018
Adjusted EBITDA:
Net income (loss)	$(195.6)
Add:
Depreciation and amortization	60.7
Gross interest expense	45.9
Provision for income taxes	476.2
Equity compensation	20.4
Pre-tax re-engineering and impairment charges	3.1
Other non-cash extraordinary, unusual or non-recurring charges	38.5
Deduct:
Cash paid for re-engineering	(35.8)
Gains on land sales, insurance recoveries, etc.	(20.5)
Total Adjusted EBITDA	$392.9

Consolidated total debt	$861.8
Divided by adjusted EBITDA	392.9
Debt to Adjusted EBITDA Ratio	2.19

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.